EXHIBIT 3.1(b)


         Certificate of Amendment of the Certificate of Incorporation of
                         Phyllis Maxwell's Groups, Inc.
                Under Section 805 of the Business Corporation Law


     It is hereby certified that:

     1. The name of the corporation (herein referred to as the "corporation") is:

                         Phyllis Maxwell's Groups, Inc.

     2. The corporation's Certificate of Incorporation was filed with the Office of the Secretary of State on April 18, 1989.

     3. The Certificate of Incorporation of the corporation is hereby amended by striking out Article FOURTH relating to the corporation's authorized shares and by substituting in lieu of said Article the following new Article:

          "FOURTH: (1) The aggregate number of shares of common stock which the Corporation shall have authority to issue shall be 20,000,000 and the par value of each share is $.0001 amounting in the aggregate to $2,000."

     4. Upon the amendment herein certified becoming effective and without further action on the part of the Corporation or its stockholders, each of the currently outstanding shares of Common Stock having no par value (105 shares) and each of the currently unissued shares of Common Stock having no par value (95 shares) shall be automatically converted and split into 100,000 shares of Common Stock, $0.0001 par value, with the result that the Corporation shall have 10,500,000 shares of issued and outstanding Common Stock with a par value of $0.0001 and 9,500,000 shares of unissued Common Stock with a par value of $0.0001. Upon the amendments herein certified becoming effective, each certificate representing shares of Common Stock theretofore issued and outstanding shall be deemed to represent a number of shares of Common Stock equal to the number of shares of Common Stock formerly represented by such certificate multiplied by 100,000 and such shares shall be deemed duly authorized, validly issued, fully paid and non-assessable; and the holder of record of each such certificate shall be entitled to receive a new certificate, upon the surrender of the existing certificate, representing a number of shares of Common Stock, $.0001 par value, equal to the number of shares of Common Stock formerly represented by such certificate multiplied by 100,000.

     5. The amendment of the Certificate of Incorporation herein certified was duly authorized by unanimous written consent of the Board of Directors followed by unanimous


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written consent of the shareholders in accordance with the provisions of Section
803(a) of the New York Business Corporation Law.

     IN WITNESS WHEREOF, the undersigned, being an authorized officer of the corporation, has hereunto signed his name and affirms that the statements made herein are true under the penalties of perjury, this 22nd day of September, 2000.

                                          Phyllis Maxwell's Groups, Inc.

                                          BY:      /s/ Phyllis Maxwell
                                                   --------------------------
                                                   Phyllis Maxwell, President




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